AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                          ON JANUARY 21, 1999
                      REGISTRATION NO. 333-_____

     ============================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

     ------------------------------------------------------------

                               FORM S-3

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

          --------------------------------------------------

                     LASALLE PARTNERS INCORPORATED
        (Exact name of registrant as specified in its charter)

           MARYLAND                             36-4150422
(State or other jurisdiction of              (IRS employer
incorporation or organization)               identification number)

               ----------------------------------------

                        200 East Randolph Drive
                       Chicago, Illinois  60601
                            (312) 782-5800
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               ----------------------------------------

                          WILLIAM E. SULLIVAN
                       EXECUTIVE VICE PRESIDENT
                     LASALLE PARTNERS INCORPORATED
                        200 EAST RANDOLPH DRIVE
                       CHICAGO, ILLINOIS  60601
                            (312) 782-5800
       (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

               ----------------------------------------

                            WITH COPIES TO:
     ROBERT K. HAGAN
     FRITZ E. FREIDINGER          RODD M. SCHREIBER, ESQ.
     Hagan & Associates           Skadden, Arps, Slate, Meagher & Flom
     200 East Randolph Drive,     (Illinois)
     Suite 4322                   333 W. Wacker Drive, Suite 2100
     Chicago, Illinois  60601     Chicago, Illinois  60606
     (312) 228-2050               (312) 407-0700

               ----------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

                   AS SOON AS PRACTICABLE AFTER THIS
               REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the follow-ing box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                       CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                       PROPOSED MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
  OF SECURITIES TO         AMOUNT TO       OFFERING PRICE       AGGREGATE OFFERING    REGISTRATION
   BE REGISTERED         BE REGISTERED      PER UNIT (1)             PRICE (1)             FEE
------------------       -------------     ---------------      ------------------    ------------

Common Stock, par value
  $.01 per share       1,150,000 shares      $31.09375             $35,757,813           $9,941


(1)  Estimated solely for the purpose of calculating the registration fee.   Pursuant to Rules 457(a) and 457(c)
under the Securities Act of 1933, the registration fee applicable to the Common Stock is calculated upon the basis of the average high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite
Tape on January [-], 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Regis-
tration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


     The information in this Prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS                                  SUBJECT TO COMPLETION,
                                           Issued January 21, 1999


                           1,150,000 SHARES

              LASALLE PARTNERS INCORPORATED COMMON STOCK


               ----------------------------------------


     This Prospectus relates to the proposed sale from time to time of up to an aggregate of 1,150,000 shares of common stock ("Common Stock") of LaSalle Partners Incorporated, a Maryland corporation, by certain of our stockholders. See "Selling Stockholders."

      The Selling Stockholders acquired the shares of Common Stock as a result of LaSalle Partners' acquisition of The Galbreath Company in April 1997. In connection with such acquisition, we have agreed to register this offering of shares for the benefit of the Selling Stockholders. The Selling Stockholders may sell all or any portion of their shares of Common Stock in one or more transactions through agents, underwriters or dealers as designated from time to time, on the New York Stock Exchange, in private, negotiated transactions or in a combination of any such methods (which may include block transactions). The Selling Stockholders may sell their shares at prevailing market prices, at negotiated prices or at fixed prices. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders, but we will pay all registration expenses. The Selling Stockholders will pay all underwriting discounts and selling commissions applicable to the sale of their shares.

     On January 21, 1999, LaSalle Partners had 16,264,176 shares of Common Stock outstanding. The Common Stock is listed on the New York Stock Exchange under the trading symbol "LAP." On January 20, 1999, the last reported sale price of the Common Stock on the New York Stock Exchange was $33.50 per share.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE RISK FACTORS BEGINNING ON PAGE 5.

     We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus and any amendments or supplements carefully before you make your investment decision.

     Our principal executive offices are located at 200 East Randolph Drive, Chicago, Illinois 60601. Our telephone number is (312) 782-5800.

               ----------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               ----------------------------------------

           The date of this Prospectus is January [-], 1999

                           TABLE OF CONTENTS
                                                                   Page

Where You Can Find More Information . . . . . . . . . . . . . . . . . 1

Cautionary Statement Concerning Forward-looking Statements. . . . . . 2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .12

Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . .13

Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . .15

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16



                  WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois.
Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     .     Annual Report on Form 10-K for the year ended December 31, 1997

     .     Quarterly Reports on Form 10-Q for the quarters ended March 31,
1998, June 30, 1998 and September 30, 1998

     .     Current Reports on Form 8-K, dated August 31, 1998, October 1,
1998, October 22, 1998 (filed October 22, 1998) and October 22, 1998 (filed December 9, 1998)

     .     The description of the Common Stock contained in our
registration statement on Form 8-A, dated June 27, 1997, including any amendment or report filed before or after this prospectus for the purpose of updating such description

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                     LaSalle Partners Incorporated
                        200 East Randolph Drive
                       Chicago, Illinois  60601
                            (312) 228-2430

      CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     Certain statements contained or incorporated by reference in this filing and elsewhere (such as in reports, other filings with the SEC, press releases, presentations, communications by LaSalle Partners or its management and written and oral statements) may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our (and after the closing of the Transactions, Jones Lang LaSalle's) actual results, performance, achievements, plans and objectives to be materially different from any future results, performance, achievements, plans and objectives expressed or implied by such forward-looking statements. Such factors are discussed in (i) our Registration Statement (No. 333-25741) under the caption "Risk Factors" and elsewhere, (ii) our Annual Report on Form 10-K for the year ended December 31, 1997 in Item 1, "Business," Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, (iii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, (iv) our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere,
(v) our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, (vi) our Current Report on Form 8-K, dated August 31, 1998, (vii) our Current Report on Form 8-K, dated October 1, 1998, (viii) our Current Report on Form 8-K, dated October 22, 1998 (filed October 22, 1998), (ix) our Current Report on Form 8-K, dated October 22, 1998 (filed December 9, 1998), under the captions "The Transactions," "The Purchase Agreements," "JLW Management's Discussion and Analysis of Financial Condition and Results of Operations of the JLW Companies" and elsewhere, and (x) other reports filed by us with the SEC. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results. Statements in this Prospectus regarding parties other than LaSalle Partners are based upon representations of such other parties.

     As used in this Prospectus, unless the context requires otherwise,
(i) "We" or "LaSalle Partners" or the "Company" means LaSalle Partners Incorporated and its predecessors and subsidiaries and (ii) "Galbreath" means The Galbreath Company and its consolidated affiliates.



                              THE COMPANY

     LaSalle Partners, founded in 1968, is a leading full-service real estate firm that provides real estate property management services, corporate and financial services and investment management services to corporations and other real estate owners and investors worldwide. We have grown by expanding both our client base and our range of services and products in anticipation of client needs. By offering a broad range of real estate products and services, and through our extensive knowledge of domestic and international real estate markets, we are able to serve as a single source provider of solutions for our clients' full range of real estate needs. We are headquartered in Chicago, Illinois, and maintain corporate offices in 10 United States cities and eight international offices. We also maintain over 300 property and satellite offices throughout the United States. In 1997, we generated total revenue of approximately $224.8 million, representing an increase of approximately 41% from the prior year's results. In the nine months ended September 30, 1998, we generated total revenue of approximately $190.1 million, representing an increase of approximately 34.4% from the prior year's results for the same period.

     In October 1998, LaSalle Partners acquired the worldwide commercial property management and leasing, facilities management and project management operations and United States retail property management operations of Lend Lease Corporation Limited ("Lend Lease") conducted through Compass Management and Leasing, Inc. and certain affiliates (the "Compass Businesses"). The Compass Businesses have been combined with LaSalle Partners Management Services, Inc., our operating subsidiary that conducts our property management and leasing, facilities management and development management businesses. As a result of the Compass acquisition, we now have approximately 400 million square feet under management, making us the largest real estate management services company in the United States based on total square feet under management, according to Commercial Property News' August 1998 "Top Property Managers Survey."

     LaSalle Partners paid Lend Lease approximately $180 million in cash for the Compass Businesses and incurred capitalizable transaction costs of approximately $4.1 million. We are also obligated to pay up to $77.5 million to Lend Lease over five years in the event that revenues generated by us from Lend Lease and its affiliates reach certain revenue targets. We anticipate incurring approximately $10.3 million in after-tax transition expenses in connection with the acquisition of the Compass Businesses, which will be charged against earnings primarily in 1998 and the first half of 1999.

     In October 1998, LaSalle Partners entered into agreements to acquire the property and asset management, advisory and other real estate businesses (the "JLW Businesses") operated by a series of partnerships and corporations in Europe, Asia, Australia, North America and New Zealand under the name "Jones Lang Wootton" or "JLW" (the "JLW Companies"). The JLW Companies provide a wide range of real estate advisory, transactional and asset management services to a broad variety of local, national and international clients in many industrial and service business areas and in both the private and public sectors. These services cover many types of commercial real estate, including hotel, industrial, office and retail property. At August 1, 1998, the JLW Companies had an aggregate of over 4,000 employees (excluding on-site personnel responsible for the maintenance of properties on behalf of clients) based in 87 offices and were represented in 32 countries. In 1997 and for the nine months ended September 30, 1998, the JLW Companies generated pro forma combined total revenue of $436.0 million and $334.1 million, respectively.

     A special meeting of our stockholders (the "Special Meeting") will be called for the purpose of voting on (i) the issuance of up to 14,254,116 shares of Common Stock in connection with the acquisition of the JLW Companies (the "Acquisition"), (ii) an amendment to our Articles of Amendment and Restatement to change our name to "Jones Lang LaSalle Incorporated" in connection with the closing of the Acquisition (the "Closing") and (iii) an amendment to our 1997 Stock Award and Incentive Plan to increase the number of shares issuable thereunder to 4,160,000 from 2,215,000. The Closing is subject to a number of conditions, including stockholder approval of the matters to be voted on at the Special Meeting. As a result, no assurance can be given that the Acquisition will be completed. We have set January 25, 1999 as the record date for the purpose of determining the stockholders who will be entitled to vote at the Special Meeting. Purchasers of shares of Common Stock sold by the Selling Stockholder subsequent to the record date will not be entitled to vote at the Special Meeting.

     Assuming that all of the conditions to the Acquisition are satisfied or waived, we will deliver, or cause to be delivered, as set forth below,
(i) up to 14,254,116 shares of Common Stock (subject to reduction pursuant to a post-closing net worth adjustment), (ii) an amount of cash equal to the value of 111,084 shares of Common Stock (determined by multiplying 111,084 by the average closing price of Common Stock as reported on the composite transactions tape of the New York Stock Exchange for the five trading days immediately preceding and including the date that the JLW Companies undertake a reorganization of their ownership structure (the "Integration" and, together with the Acquisition, the "Transactions") immediately prior to the Acquisition (such price, the "Five-Day Average Closing Price")) and (iii) $2.7 million in cash. Assuming certain net worth requirements are met and that the Five Day Average Closing Price is equal to $28-5/16 (the closing price of Common Stock on November 20, 1998, a day shortly prior to our confidential filing of a preliminary proxy statement relating to the Transactions with the SEC), approximately 12,481,792 shares of Common Stock ("Consideration Shares") and $5.8 million in cash consideration would be issued or paid to or for the account of approximately 339 direct and indirect beneficial owners of the JLW Companies (the "JLW Shareholders"), 325 of which are currently partners or employees of the JLW Companies in exchange for their interests in the JLW Companies. The remaining 1,772,324 shares will be placed in an irrevocable trust (the "ESOT") principally for issuance to key employees of the JLW Companies that are not equity owners in order to recognize such employees as major contributors to the JLW Businesses and to incentivize such employees to remain with LaSalle Partners following the Closing (which is referred to herein as "Jones Lang LaSalle"). The shares placed in the ESOT will be allocated on three dates, the date of the Closing, December 31, 1999 and December 31, 2000, principally to persons who are employed by Jones Lang LaSalle on such dates. A portion of these shares will be subject to certain additional vesting conditions.

     The shares of LaSalle Partners common stock to be issued in connection with the Acquisition would represent up to approximately 47% of the shares of LaSalle Partners common stock outstanding immediately following the Closing. As a result, approximately 70% of LaSalle Partners' outstanding common stock would initially be held by employees of Jones Lang LaSalle.
As a condition to the Acquisition, each JLW Shareholder and certain employee stockholders of LaSalle Partners have entered into a separate stockholder agreement with LaSalle Partners which contain provisions which could have the effect of preventing a change of control of Jones Lang LaSalle which is opposed by the Jones Lang LaSalle board of directors and causing the election of directors nominated by Jones Lang LaSalle's board of directors.

                             RISK FACTORS

     FAILURE TO CONSUMMATE TRANSACTIONS COULD NEGATIVELY AFFECT TRADING PRICE AND RESULTS FROM OPERATIONS. The consummation of the Transactions is subject to the satisfaction or waiver of a number of conditions, many of which are beyond the control of the parties to the Purchase Agreements, including approval of the Share Issuance, the Charter Amendment and the Stock Plan Amendment by LaSalle Partners stockholders. In addition, the parties to the Transactions may terminate the purchase agreements pursuant to which the Transactions will occur (the "Purchase Agreements") under certain circumstances. As a result, there can be no assurance that the Transactions will be completed on the terms set forth in the Purchase Agreements, if at all. If the Transactions are not completed, the trading price of our Common Stock could decline and costs incurred in connection with the Transactions would negatively impact our results from operations.

     WE MAY NOT SUCCESSFULLY INTEGRATE THE BUSINESS OPERATIONS OF, OR REALIZE THE BENEFITS FROM, THE TRANSACTIONS. The integration of the JLW Companies and the Compass Businesses into our existing business operations may place a significant burden on management. Such integration is subject to a number of risks, including, among others, loss of our key employees or those of the Compass Businesses or the JLW Companies, the difficulty associated with assimilating the broad and geographically dispersed personnel and operations of the JLW Companies, the disruption of LaSalle Partners' ongoing business and acquisition strategy, and the difficulty in maintaining uniform standards, controls, procedures and policies. No assurance can be given that the anticipated benefits from the Acquisition will be realized or that we will be able to integrate the two businesses successfully. If we fail to successfully integrate the two businesses, it could have a material adverse effect on our business and results of operations.

     The JLW Companies have historically operated as partnerships or in a manner resembling partnerships even though in certain jurisdictions the businesses are structured as corporations. As such, the profits of the various partnerships and corporations have been paid to the owners and key employees as profit distributions, bonuses or dividends, according to the business structure and tax regime in which the businesses operate. Following the Acquisition, owners and key employees of the JLW Companies will receive market-based compensation packages similar-to those of our current employees. While most of these former owners and employees of the JLW Companies will have significant equity interests in Jones Lang LaSalle, their actual compensation will in certain circumstances be lower. As a result, there can be no assurance that the compensation structure put in place following the Closing will provide the same performance incentives as existed prior to Closing. Furthermore, although the vesting requirements of 1,241,683 of the Consideration Shares to be issued to the JLW Shareholders and the shares to be placed in the ESOT are intended in part to incent JLW Shareholders and other key employees of the JLW Companies to remain with Jones Lang LaSalle, there can be no assurance that they will be effective.

     OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION WILL BE SUBJECT TO NEW RISKS RESULTING FROM INCREASED INTERNATIONAL OPERATIONS. Upon completion of the Transactions, we will have significantly greater international exposure. The success of the Acquisition will depend upon a number of factors, most importantly our ability to realize expected synergies from the combined operations of LaSalle Partners and the JLW Companies. Failure of Jones Lang LaSalle to realize expected synergies could have a material adverse effect on its business and operating results.

     After giving pro forma effect to the Transactions and the acquisition of the Compass Businesses, we would have derived approximately 55.8% and 54.1% of its total revenue from sales outside the United States in the fiscal year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The combined businesses would have had operations in 34 countries, and would have employed 2,600 employees in the United States and 3,800 employees in other countries (excluding, in both cases, on-site personnel responsible for the maintenance of properties on behalf of clients). The increased scope of our international operations may lead to more volatile financial results and difficulties in managing the combined businesses because of, but not limited to, the following:

     .     political instability;
     .     greater difficulty in collecting accounts receivable in certain geographic regions;
     .     unexpected changes in regulatory requirements;
     .     currency restrictions;
     .     delays and tariffs;
     .     difficulties and costs of staffing and managing international operations;
     .     potentially adverse tax consequences;
     .     share ownership restrictions on foreign operations;
     .     currency fluctuations;
     .     the burden of complying with multiple and potentially
conflicting laws; and
     .     the impact of business cycles and economic instability.

     Other factors which may lead to greater difficulty in managing the increased international scope of our operations include the geographic, time zone, language and cultural differences between personnel in different areas of the world. We also expect to commit additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies which successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, operating results and financial condition could be materially and adversely affected.

     After giving proforma effect to the Acquisition and the acquisition of the Compass Businesses, we would have generated 46.7% of our revenue in the United States, 36.6% in Europe, 8.6% in Australasia and 8.1% in Asia for the nine months ended September 30, 1998 compared to 45.0% in the United States, 33.1% in Europe, 12.2% in Asia and 9.7% in Australia for the year ended December 31, 1997. It is expected that we will commit additional resources to expanding our worldwide sales and marketing activities to globalize our service offerings and products in selected markets and to develop local sales and support channels. The failure of our efforts could materially adversely affect our sales. We may also experience an operating loss in one or more regions of the world for one or more periods, which could have a material adverse effect on our business, operating results and financial condition. Our ability to manage such operational fluctuations and to maintain adequate long-term strategies in the face of such developments will be critical to our continued growth and profitability.

     During 1997 and 1998, Southeast and East Asia were impacted by financial turmoil which was initially reflected in rapidly falling exchange rates relative to the US Dollar. This led to falling stock market indices and asset values and reduced economic growth prospects. Several property markets were affected by speculative developments resulting in an oversupply of completed or partially completed space. Property prices fell along with prices of other investments and asset values. These events are referred to hereinafter as the "Asian Crisis."

     The Asian Crisis reduced Asian economic growth in 1998 and, as economic growth is generally a significant factor affecting property markets, demand for property in Asia is generally weaker than in recent years. It is unlikely that a recovery will occur in the Asian demand for property until stability returns to financial markets which may facilitate a more positive outlook for stock markets and economic growth. However, also important to a recovery in Asian property markets will be the adjustment to the current significant oversupply of space in many markets which is likely to take time to correct. The short-term outlook for real estate in Asia is therefore for depressed rents and capital values. The length and severity of the downturn is likely to vary in different markets within the Region. A worsening of the Asian Crisis or its expansion to different Regions could have a material adverse effect on our business, operating results and financial condition.

     In addition, the Australia and New Zealand real estate markets, while mature by world standards, are characterized by their relative lack of depth. This gives rise to a somewhat higher level of exposure to economic and financial volatility. The economic performance of the JLW Companies in Australia and New Zealand is significantly dependent on international trading conditions, particularly in primary industries and commodities. Weakness and/or volatility in these areas can sharply impact the condition of the real estate markets and thereby, result in a material adverse effect on our business, operating results and financial condition.

     EXPOSURE TO CURRENCY LOSSES FROM CURRENCY FLUCTUATIONS COULD RESULT FROM THE TRANSACTIONS. Historically, our revenue from non-United States operations has been primarily denominated in US Dollars. The JLW Companies have historically generated revenues, incurred expenses and made distributions and dividends to partners and shareholders in the local currency where the associated revenue was earned. Thus, neither LaSalle Partners nor the JLW Companies have experienced significant fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. With the integration of our operations with the JLW Companies, our exposure to currency rate fluctuations will be significantly increased. For the twelve months ended December 31, 1997, on a pro forma basis (excluding compensation expense relating to the Transactions), 29% of our net earnings would have been denominated in US Dollars and 71% would have been denominated in other currencies. As a result, fluctuations in the value of the US Dollar relative to the other currencies in which we will generate earnings could materially adversely affect our business, operating results and financial condition. Adoption of the new European single currency (the Euro) may further exacerbate currency fluctuations. Fluctuations in currencies relative to the US Dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, there can be no assurance that we will not experience currency losses in the future, nor can we predict the effect of exchange rate fluctuations upon future operating results. LaSalle Partners and the respective JLW Companies have in the past undertaken hedging transactions only on a limited basis because their relatively low exposure to currency fluctuations limited the impact of such currency fluctuations on their financial results. In the future, the management of Jones Lang LaSalle will evaluate its on-going capital requirements on a global basis. The management of Jones Lang LaSalle may decide to use certain currency hedging instruments including foreign currency forward contracts, purchased currency options where applicable and borrowings in foreign currency. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates impacting forward rates, fluctuating foreign currency rates impacting cash flow relative to paying down debt, and unexpected changes in the underlying net asset position. There can be no assurance that such hedging will be effective.

     REAL ESTATE SERVICES MARKETS ARE HIGHLY COMPETITIVE. We will compete across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate facility management, construction and development management, property management, leasing, valuation and investment banking. Each of these business disciplines is highly competitive on an international, national and local level. Depending on the industry segment, we will face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Many of our competitors will be local or regional firms which will be substantially smaller than us. However, they may be substantially larger on a local or regional basis. We will also be subject to competition from other large international firms. In general, with respect to each of our business disciplines, there can be no assurance that we will be able to continue to compete effectively, will be able to maintain current fee or margin levels or arrangements or will not encounter increased competition.

     RISKS THAT WE MAY LOSE SERVICE AGREEMENTS OR CLIENT RELATIONSHIPS.
We are and after the Transactions will continue to be substantially dependent on long-term client relationships and on revenue received for services under various service agreements. Many of these agreements are cancellable by the client for any reason on as little as 30 to 60 days' notice. These contracts may be cancelled prior to their expiration or not renewed when their respective terms expire. As a result of our strong, long-term client relationships, many of our clients use our services consistently for new assignments and many also use a variety of different services. If we fail to maintain existing relationships or fail to develop and maintain new client relationships, we could experience a material adverse effect on our business, financial condition or results of operations.

     We provide related services such as property management and leasing services to our investment management clients and earn substantial fees for providing these services. If our investment management clients terminate or do not renew our services or if a property which is part of an investment management portfolio is sold, other related services provided to the investment management clients may also be terminated or not renewed.
In addition, some clients may have concerns about potential conflicts of interest in having us serve as both investment manager and property manager with respect to properties or in having us act as investment manager and co-investment partner in respect of real estate investment funds. As a result, they may terminate relationships and service agreements for one or all services to avoid a potential conflict. The consummation of the Transactions and the acquisition of the Compass Businesses also give a significant number of clients the right to terminate their service agreements with us. The loss of a substantial number of service agreements or client relationships could have a material adverse effect on our business, operating results and financial condition.

     WE DEPEND ON PROPERTY PERFORMANCE FOR REVENUE GENERATION. Our revenue from property management services will generally be based upon percentages of the revenue generated by the properties that we manage. Similarly, our leasing commissions typically will be based on the value of the lease revenue commitments. As a result, our revenue will be adversely affected by decreases in the performance of the properties we manage. Property performance will depend upon our ability to attract and retain creditworthy tenants, our ability to control operating expenses (some of which are beyond our control), financial conditions generally and in the specific areas where properties are located and the real estate market generally.

     OUR CO-INVESTMENT ACTIVITIES SUBJECT US TO REAL ESTATE INVESTMENT RISKS. An important part of our investment strategy includes investing our capital in real estate investments with our investment management clients. Our participation in real estate transactions through co-investment activity could increase fluctuations in our earnings and cash flow. Other risks associated with such activities include:

     .     loss of our investments;
     .     potential conflicts of interest with clients leading them to terminate their other relationships with us;
     .     difficulties associated with international co-investment
described in " - Our Business Operating Results and Financial Condition will be subject to New Risks Resulting from Increased International Operations;" and "- Exposure to Currency Losses from Currency Fluctuations Could Result From the Transactions" and
     .     our potential loss of control over the timing of the
recognition of gains, losses or potential incentive participation fees.

     YEAR 2000 ISSUES MAY ADVERSELY AFFECT OUR OPERATIONS. Many computer systems and software products are coded to accept only two digit entries in the date code field. As a result, such computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. Significant uncertainty exists concerning the potential effects associated with these Year 2000 issues.

     We rely heavily upon our computer systems, as do the JLW Companies. Without the use of our computer systems, we would have difficulty processing transactions, paying invoices or engaging in similar normal business activities. We are implementing plans to review, test, remediate and upgrade or replace our existing computer systems to ensure that they are Year 2000 compliant. However, if we are unable to attract and retain qualified personnel who are able to detect and remediate any Year 2000 problems, or to do so in a timely manner, or if such Year 2000 problems are more costly than anticipated to remediate, there could be a material adverse effect on our business, operating results and financial condition.

     There is also "embedded technology" in our core property systems. Embedded technology consists of micro-processing chips which are embedded in the workings of mechanical devices, for example elevators in the buildings we manage. If non-compliant embedded technology fails, it may cause our core property systems to fail. As a result, the building's tenants may be able to cancel leases, the owner may be subject to fines or penalties under terms of the leases and owners may be unable to compensate us for our services. These events could have a material adverse effect on our business, results of operations and financial condition. Additionally, although we are not aware of any threatened claims related to the Year 2000, we may be subject to litigation from such claims. Adverse outcomes of any such litigation could also have a material adverse effect on our business, operating results and financial condition.

     Furthermore, if our suppliers have not successfully become Year 2000 compliant, they may not be able to provide the services or deliver the products to us as currently provided and delivered. If our suppliers fail to become Year 2000 compliant, there could be a material adverse effect on our business, operating results and financial condition. We would then have to try to contract with other suppliers with sufficient capacity to
accommodate our needs.   However, there can be no assurance that we would
be able to contract with any such new suppliers on acceptable terms, if at all.

     THE CONCENTRATION OF OUR INCOME IN THE FOURTH QUARTER MAY CAUSE A LOSS IN OTHER QUARTERS. Our operating income and earnings have historically been substantially lower during the first three calendar quarters than in the fourth quarter. The reasons for the concentration of income and earnings in the fourth quarter include:

     .     a general, industry-wide focus on completing transactions by calendar year end;
     .     our lack of complete discretion over the timing dispositions of properties and, therefore, over the timing of payments of performance fees (which are paid for meeting certain performance targets with respect to a property and generally paid when the property is disposed of); and
     .     the constant nature of our non-variable expenses throughout the year versus the seasonality of our revenues (typically resulting in a small loss in the first quarter, a small profit or loss in the second and third quarters and a substantial profit in the fourth quarter, excluding the recognition of investment generated performance fees).

     We anticipate that our business will remain seasonal after the closing of the Transactions. However, certain countries in which the JLW Companies operate do not have the same degree of seasonality as the United States. Therefore, we expect to recognize a lower percentage of our total earnings in the fourth quarter after the closing of the Transactions. We can not make any assurances regarding the seasonality of the combined earnings of our business and the JLW Businesses because such seasonality is dependent upon many factors outside of our control, including general economic conditions and the timing of the closing of transactions.

     RISKS THAT WE MAY INCUR LIABILITIES RELATED TO OUR SUBSIDIARIES BEING GENERAL PARTNERS OF NUMEROUS GENERAL AND LIMITED PARTNERSHIPS. We have subsidiaries which are, and after the closing of the Transactions will be, general partners in numerous general and limited partnerships which invest in or manage real estate assets. As a general partner, any of these subsidiaries is potentially liable to its partners and for obligations of its partnership. We own these general partnership interests through special purpose subsidiaries. We believe this structure will limit our exposure to the total amount we have invested in, or the total amount of committed capital in, and notes from or advances to, such special purpose subsidiaries. However, this limited exposure may be expanded in the future based upon, among other things, changes in our operating practices, changes in applicable laws or the application of additional laws to our business. If our exposure is not limited, or if our exposure is expanded in the future, any resulting losses may have a material adverse effect on our business and results of operations.

     RISKS THAT WE MAY INCUR ENVIRONMENTAL LIABILITY IN OUR ROLE AS ON-SITE PROPERTY MANAGER. Various national, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In our role as an on-site property manager, we may be held liable as an operator for such costs. We could be held liable not only for liability incurred at our properties, but also for liability incurred at the properties of the JLW Companies prior to the closing of the Transactions. The liability may be imposed even if the original actions were legal and we did not know of, or were not responsible for, the presence of such hazardous or toxic substances. We may also be solely responsible for the entire payment of the liability if we are subject to joint and several liability with other responsible parties who are unable to pay. We may be subject to additional liability if we fail to disclose environmental issues to a buyer or lessee of property or if a third party is damaged or injured as a result of environmental contamination emanating from the site (including the presence of asbestos containing materials). Additionally, some environmental laws create a lien on the site in favor of the government for damages and costs it incurs in connection with the contamination. We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. There can be no assurance that any of such liabilities to which we or any of our affiliates may become subject will not have a material adverse effect upon our business or financial condition.

     THE STOCKHOLDER AGREEMENTS, THE DEL STOCKHOLDER AGREEMENTS, THE CHARTER AND THE AMENDED BYLAWS OF JONES LANG LASALLE AND THE MARYLAND GENERAL CORPORATE LAW COULD DELAY, DEFER OR PREVENT A CHANGE OF CONTROL.
In connection with the Transactions, each JLW Shareholder and, in the cases where the JLW Shareholder is not a natural person, the employee of the JLW Companies who owns or holds an interest in such JLW Shareholder (such employee, a "Related JLW Owner"), has entered into a stockholder agreement with LaSalle Partners (a "Stockholder Agreement") which will become effective upon the Closing. Each current director, officer and employee of LaSalle Partners or any subsidiary of LaSalle Partners (a "LaSalle Partners Employee Stockholder") who is a former partner of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (together, the "Employee Partnerships") has entered into a stockholder agreement with LaSalle Partners (a "DEL Stockholder Agreement") that contains provisions similar to those of the Stockholder Agreements. The Stockholder Agreements, the DEL Stockholder Agreements and the charter and amended bylaws of Jones Lang LaSalle will include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of stockholders of Jones Lang LaSalle. The Stockholder Agreements and the DEL Stockholder Agreements require each JLW Shareholder and Related JLW Owner and each LaSalle Partners Employee Stockholder (collectively, the "Jones Lang LaSalle Employee Stockholders") to vote all shares of LaSalle Partners common stock owned or controlled by such stockholder (a) for persons nominated by the Jones Lang LaSalle board of directors pursuant to the amended bylaws and
(b) in accordance with the recommendations of a majority of the Jones Lang LaSalle board of directors on all matters (i) submitted to the vote of the stockholders of Jones Lang LaSalle which have been proposed by any stockholder as to which the Jones Lang LaSalle board of directors has recommended against approving or (ii) relating to any merger, sale of all or substantially all of Jones Lang LaSalle's assets, or any similar transactions as to which the Jones Lang LaSalle board of directors has recommended against approving. As a result, during the term of the Stockholder Agreements and the DEL Stockholder Agreements, the Jones Lang LaSalle board of directors will be composed of individuals nominated in accordance with the procedures set forth in the amended bylaws and LaSalle Partners stockholders will have a limited influence on the outcome of votes of the stockholders of Jones Lang LaSalle on the matters covered by such agreements. Since the Jones Lang LaSalle Employee Stockholders (including the ESOT with respect to the shares placed in the ESOT) will hold approximately 70% of the issued and outstanding LaSalle Partners common stock at Closing, the Jones Lang LaSalle board of directors, immediately after Closing, will be able to determine the outcome of any vote of the stockholders of Jones Lang LaSalle relating to the matters set forth in the previous sentence. The possible impact of these provisions on takeover attempts could discourage bids for LaSalle Partners common stock at a premium as well as adversely affect the market price of LaSalle Partners common stock.

     In addition, pursuant to the charter of Jones Lang LaSalle, Jones
Lang LaSalle will have a classified board of directors, pursuant to which directors will be divided into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of Jones Lang LaSalle's capital stock or initiated a proxy contest, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control of Jones Lang LaSalle. In addition, the charter of Jones Lang LaSalle and the amended bylaws provide for (i) the ability of the Jones Lang LaSalle board of directors to establish one or more classes and series of capital stock including the ability to issue up to 10,000,000 shares of preferred stock, and to determine the price, rights, preferences and privileges of such capital stock without any further stockholder approval;
(ii) a requirement that any stockholder action taken without a meeting be pursuant to unanimous written consent; and (iii) certain advance notice procedures for Jones Lang LaSalle stockholders nominating candidates for election to the Jones Lang LaSalle board of directors. Such provisions could discourage bids for LaSalle Partners common stock at a premium as well as adversely affect the market price of LaSalle Partners common stock.

     Under the Maryland General Corporate Law (the "MGCL"), certain "Business Combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66-2/3 of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the Business Combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. Pursuant to the MGCL, these provisions also do not apply to Business Combinations which are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Our Charter also includes provisions exempting us from the application of the Maryland control share acquisition statute. To the extent these MGCL requirements relating to takeover attempts are applicable and not subject to the exemptive provisions in our Charter, such MGCL rules could discourage bids for Common Stock at a premium as well as adversely affect the market price of Common Stock.



                            USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

                         SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock owned by the Selling Stockholders. Because the Selling Stockholders may sell all or any portion of their shares pursuant to the offering contemplated by this Prospectus, we can provide no estimate as to the exact number of shares the Selling Stockholders will hold after completion of this offering. Lizanne Galbreath was a Director of the Company from April 23, 1997 through October 22, 1998 and continues to serve as an officer.
The information contained in the following chart has been provided by the Selling Stockholders.

                               Number of
                                Shares       Percent of      Shares
Name of Selling              Beneficially    Outstanding   Registered
Stockholder                      Owned         Shares        Hereby
---------------             --------------   ----------    ----------

Galbreath Holdings, LLC (1)    475,000           2.9%      475,000

Lizanne Galbreath (1)(2)     1,168,528           7.2%      200,000

Laurie Galbreath Nichols       118,870            *        118,870

John W. Galbreath II            89,084            *         89,084

Lizanne Galbreath Megrue,
and her successors in
trust, as Trustee of
the 1997 Grantor Retained
Annuity Trust created by
Lizanne Galbreath Megrue,
dated June 18, 1997            293,738           1.8%      118,620

Laurie Galbreath Nichols,
and her successors in trust,
as Trustee of the 1997 Grantor
Retained Annuity Trust created
by Laurie Galbreath Nichols,
dated June 19, 1997            183,742           1.1%       74,208

John W. Galbreath II, and
his successors in trust,
as Trustee of the 1997 Grantor
Retained Annuity Trust created
by John W. Galbreath II,
dated June 19, 1997            183,828           1.1%       74,218
                             ---------         -----     ---------
                             2,512,790          15.3%    1,150,000

--------------------

     *  Ownership is less than 1%.

(1) Ms. Lizanne Galbreath owns, either directly or through a trust for which she is the trustee, a 45.0% interest in, and is the managing member of, Galbreath Holdings, LLC ("Galbreath Holdings"). Because Ms. Galbreath is the managing member of Galbreath Holdings, Ms. Galbreath might be deemed to be the beneficial owner of all shares of Common Stock owned by Galbreath Holdings, LLC for purposes of Rule 13d-3 under the Exchange Act. Ms. Galbreath disclaims beneficial ownership of such shares of the Common Stock, except to the extent of her ownership interests. Ms. Galbreath also holds directly 399,790 shares of Common Stock.

(2) Ms. Lizanne Galbreath holds 399,790 shares directly and 293,738 as trustee of a 1997 Grantor Retained Annuity Trust created by Lizanne Galbreath.

     This Registration Statement will also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock split, stock dividend, combination or reclassification or through a merger, consolidation, reorganization or recapitalization, or by any other similar means effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

     In connection with the Galbreath acquisition, Ms. Lizanne Galbreath, the managing member of Galbreath Holdings and the holder of a 45.0% interest in Galbreath Holdings entered into an employment agreement pursuant to which she served as the Chairman of LaSalle Partners Management Services, Inc. and a director of LaSalle Partners from April 1997 through October 1998. Ms. Galbreath was Chairman and Chief Executive Officer of the Galbreath Company prior to its acquisition by LaSalle Partners in April 1997.

     In connection with the Galbreath acquisition, LaSalle Partners entered into a Registration Rights Agreement (the "Registration Rights Agreement"), by and among LaSalle Partners, Galbreath Holdings, the Employee Partnerships, and DSA-LSPL, Inc. and DSA-LSAM, Inc. (together "Dai-ichi") (two indirect wholly-owned subsidiaries of Dai-Ichi Mutual Life Insurance Company). The Registration Rights Agreement provides for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of resales of the Common Stock that was issued to Galbreath Holdings as a result of the Galbreath acquisition and partially distributed to the other Selling Stockholders. We have filed the Registration Statement covering resales of such Common Stock pursuant to the Registration Rights Agreement, and are obligated to use our best efforts to maintain the effectiveness of the Registration Statement until: (i) the completion of the distribution of all shares purchased by an underwriter, in the case of a firm commitment underwritten public offering of the shares to be sold by the Selling Stockholders; or (ii) the earlier of the sale of all shares registered by this Registration Statement and 120 days after the effective date of this Registration Statement, in all other cases. We may suspend our obligation to maintain the effectiveness of the Registration Statement for not more than three periods not to exceed an aggregate of 90 days in any 12-month period if there exists at the time material non-public information relating to us which, in the reasonable opinion of our Board of Directors, should not be disclosed.

     The Selling Stockholders will have one additional right to demand that LaSalle Partners register all or a portion of the shares of Common Stock owned by the Selling Stockholders, subject to a minimum demand of 20.0% of the total shares issued to Galbreath Holdings in connection with the Galbreath acquisition or a lesser percentage if the anticipated aggregate price to the public would exceed $5.0 million. If the Selling Stockholders sell enough shares of Common Stock pursuant to this Registration Statement to cause their ownership of Common Stock issued in connection with the Galbreath acquisition to fall below 7% of the outstanding Common Stock, this additional right will automatically terminate. The affiliates of Dai-ichi which are party to the Registration Rights Agreement have two similar rights to demand registration of their shares of Common Stock.

     In addition, the Registration Rights Agreement provides that if we propose to register any shares of Common Stock under the Securities Act for sale, whether for our own account or for the account of other stockholders or both, the Selling Stockholders will have the right to request us to include in such offering the Common Stock held by the Selling Stockholders.

Under certain circumstances, we have the right to exclude the Common Stock held by the Selling Stockholders from such offering.

     The Registration Rights Agreement also provides that, prior to the transfer of any Common Stock by the Selling Stockholders, they must provide notice to LaSalle Partners of the proposed transfer unless the proposed transfer is to a party to the Registration Rights Agreement, certain institutional investors, persons who would own after the transfer less than 5.0% of the outstanding Common Stock, purchasers in transactions pursuant to Rule 144 under the Securities Act, or to an underwriter in a firm commitment underwriting. We will then have the option of purchasing the shares proposed to be transferred at a price equal to the average closing market price of Common Stock during the five trading days prior to such notice.


                         PLAN OF DISTRIBUTION

     We are registering this offering of shares on behalf of the Selling Stockholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, blue sky fees and expenses (including counsel fees), fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and fees and disbursements not to exceed $50,000 for one counsel for the Selling Stockholders. The Selling Stockholders will pay all underwriting discounts and selling commissions applicable to the sale of the Common Stock.

     Although none of the Selling Stockholders has advised LaSalle
Partners of the manner in which it currently intends to sell its shares pursuant to this Prospectus, the Selling Stockholders may choose to sell all or a portion of such shares from time to time in any manner described herein. The methods by which the shares may be sold by the Selling Stockholders include: (i) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the New York Stock Exchange, or such other national securities exchange on which the shares are then listed, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (ii) to underwriters who will acquire shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (iii) directly by the Selling Stockholders or through brokers or agents in private sales at negotiated prices; or (iv) by any other legally available means. In addition, any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     Offers to purchase shares may also be solicited by agents designated by the Selling Stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The Selling Stockholders and any underwriters, brokers or dealers involved in the sale of the Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Common Stock as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

     Pursuant to the Registration Rights Agreement, LaSalle Partners has agreed to indemnify each Selling Stockholder, its officers, directors and agents and each person who controls such Selling Stockholder (and each underwriter and selling broker) against certain liabilities, including liabilities under the Securities Act, which may be incurred in connection with the sale of the Common Stock under this Prospectus. In addition, pursuant to the Registration Rights Agreement, each Selling Stockholder is obligated to indemnify the Company against certain liabilities. The Registration Rights Agreement also provides for rights of contribution if such indemnification is not available under certain circumstances.


                             LEGAL MATTERS

     The validity of the shares of Common Stock registered pursuant to the Registration Statement will be passed upon for LaSalle Partners by Skadden, Arps, Slate, Meagher & Flom (Illinois), which will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to matters of Maryland law.


                                EXPERTS

     The financial statements and schedule of LaSalle Partners
Incorporated as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 and the combined financial statements of the Compass Group as of December 31, 1997 and the period from June 11, 1997 to December 31, 1997 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Jones Lang Wootton (the English Partnership and Subsidiaries) as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 incorporated by reference herein, have been audited by Deloitte & Touche, independent auditors and are incorporated by reference in reliance upon the reports of such firm given upon as experts in accounting and auditing.

     The financial statements of Jones Lang Wootton-Scotland as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein in reliance upon the report of Ernst & Young, independent auditors incorporated by reference herein, and given the authority of said firm as experts in accounting and auditing.

     The financial statements of Jones Lang Wootton - Irish Practice as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 incorporated by reference herein, have been audited by Deloitte & Touche, independent accountants and are incorporated by reference in reliance upon the reports of such firm given upon as experts in accounting and auditing.

     The financial statements of JLW Asia Holdings Limited and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein in reliance upon the reports of KPMG and Coopers & Lybrand, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

     The financial statements of JLW Australasia Group (the JLW Businesses in Australia and New Zealand) as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein in reliance upon the report of Ernst & Young, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated statements of operations and cash flows of The Compass Companies for the years ended December 31, 1996 and 1995 and The Yarmouth Group Property Management, Inc. for the six month period ended June 30, 1997 and for the years ended December 31, 1996 and 1995 incorporated in this Prospectus by reference to the audited historical financial statements included on pages 21 and 31, respectively, of LaSalle Partners Incorporated Form 8-K dated October 1, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements of revenues and direct expenses relating to the office and industrial business of Lend Lease Property Management (Australia) Pty Limited for the six-month period ended June 30, 1997 and for the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of KPMG, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred in connection with the distribution of the securities being registered, other than the underwriting discounts and commissions. All of the amounts shown are estimates except for the Securities and Exchange Commission and National Association of Securities Dealers, Inc. filing fees.

     Securities and Exchange Commission filing fee.
     Costs of printing and engraving. . . . . . . .
     Legal fees and expenses. . . . . . . . . . . .
     Accounting fees and expenses . . . . . . . . .
     Transfer Agent Fees. . . . . . . . . . . . . .
     Miscellaneous. . . . . . . . . . . . . . . . .
                                                   ----------
          Total . . . . . . . . . . . . . . . . . .$
                                                   ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Restatement and Amendment (the "Restated Articles of Incorporation") contain provisions which eliminate the personal liability of a director or officer to the Company and its stockholders for breaches of fiduciary duty to the fullest extent provided by law. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the directors' or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding.

     The Restated Articles of Incorporation and the Company's Amended and Restated Bylaws provide that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the Maryland General Corporation Law (the "MGCL"). The MGCL provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify their officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

     The Company has obtained directors' and officers' liability insurance ("D&O Insurance"). In addition, the Company has entered into an indemnification agreement with each of its directors and certain officers of the Company. The D&O Insurance and the indemnification agreements will insure the Company's officers and directors against certain liabilities, including liabilities under the securities laws. The indemnification agreements will indemnify and advance expenses to the Company's directors and officers to the fullest extent permitted by the MGCL.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (a)   Exhibits:

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------


2.1 Purchase and Sale Agreement, dated as of October 21,1998, as amended, with respect to the acquisition by LaSalle Partners of the JLW Parent Companies operating in Europe and the U.S.A. (the "Europe/USA Agreement") (incorporated by reference to Exhibit 10.1 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

2.2 Purchase and Sale Agreement, dated as of October 21,1998, as amended, with respect to the acquisition by LaSalle Partners of the JLW Parent Companies operating in Australia and New Zealand (the "Australasia Agreement") (incorporated by reference to Exhibit 10.2 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

2.3 Purchase and Sale Agreement, dated as of October 21,1998, as amended, with respect to the acquisition by LaSalle Partners of the JLW Parent Companies operating in Asia (the "Asia Agreement") (incorporated by reference to Exhibit 10.3 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

2.4        Form of Purchase and Sale Joinder Agreement, dated as of
October 21, 1998, by and among LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Europe/USA Agreement (incorporated by reference to Exhibit 10.4 to the Current Report of the Company, dated October 22, 1998 (filed December 9,
1998)).

2.5        Form of Purchase and Sale Joinder Agreement, dated as of
October 21, 1998, by and among LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Australasia Agreement (incorporated by reference to Exhibit 10.5 to the Current Report of the Company, dated October 22, 1998 (filed December 9,
1998)).

2.6        Form of Purchase and Sale Joinder Agreement, dated as of
October 21, 1998, by and among LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Asia Agreement (incorporated by reference to Exhibit 10.6 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

2.7 Form of Indemnity and Escrow Agreement, dated as of October 21, 1998, by and among LaSalle Partners, certain subsidiaries of LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Europe/USA Agreement, the Australasia Agreement and the Asia Agreement (incorporated by reference to Exhibit 10.7 to the Current Report of the Company, dated October 22, 1998 (filed December 9,
1998)).

2.8 Form of Stockholder Agreement, dated as of October 21,1998, by and among LaSalle Partners and each of the persons receiving shares of LaSalle Partners common stock under the Europe/USA Agreement, the Australasia Agreement and the Asia Agreement (incorporated by reference to Exhibit 10.8 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

2.9 Form of Stockholder Agreement, dated as of October 21,1998, by and among LaSalle Partners and each of the partners of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership who is an employee of LaSalle Partners and who will be receiving shares of LaSalle Partners Common Stock in connection with the dissolution of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (incorporated by reference to Exhibit 10.9 to the Current Report of the Company, dated October 22, 1998 (filed December 9,
1998)).

4.1        Articles of Amendment and Restatement of the Company
(incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

4.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

4.3 Form of certificate representing shares of Common Stock (incorporated by reference to Exhibit 4.01 to the Company's Registration Statement on Form S-1 (Registration No. 333-25741)).

5.1*       Opinion and consent of Skadden, Arps, Slate, Meagher & Flom
(Illinois).

5.2*       Opinion and consent of Piper & Marbury L.L.P.

23.1 Consent of KPMG LLP, independent auditors (with respect to LaSalle Partners and The Compass Group).

23.2 Consent of Deloitte & Touche, independent auditors (with respect to Jones Lang Wootton (the English Partnership and Subsidiaries)).

23.3 Consent of Deloitte & Touche, independent accountants (with respect to Jones Lang Wootton - Irish Practice).

23.4 Consent of Ernst & Young, independent auditors (with respect to Jones Lang Wootton Scotland).

23.5 Consent of KPMG, independent auditors (with respect to JLW Asia Holdings Limited and subsidiaries).

23.6 Consent of Coopers & Lybrand, independent auditors (with respect to JLW Property Consultants Pte Ltd.).

23.7 Consent of Ernst & Young, independent auditors (with respect to JLW Australia Group).

23.8 Consent of PriceWaterhouseCoopers, LLP, independent auditors (with respect to The Compass Companies and The Yarmouth Group Property Management, Inc.).

23.9 Consent of KPMG, independent auditors (with respect to Lend Lease Property Management (Australia) Pty Limited).


23.10*     Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
(included in Exhibit 5.1).

23.11*     Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2).

24.1       Power of Attorney (included on the signature page hereto).

--------------------

     * To be filed by Amendment.


           (b)   Financial Statement Schedules:
                 Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     1.    The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and incorporated by reference in this Registration Statement.

     2.    The undersigned registrant hereby undertakes that:

           (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement has been signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on this 21st day of January, 1999.

                            LASALLE PARTNERS INCORPORATED


                            By:   /s/ Stuart L. Scott
                                  ----------------------------------
                                  Stuart L. Scott
                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 21st day of January, 1999.


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart L. Scott, Robert C. Spoerri, William E. Sullivan, Robert C. Hagan and Fritz E. Freidinger his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     SIGNATURE              TITLE
     ---------              -----

/s/ Stuart L. Scott         Chairman of the Board of Directors,
--------------------------    Chief Executive Officer and Director
Stuart L. Scott               (Principal Executive Officer)

/s/ Robert C. Spoerri
-------------------------
Robert C. Spoerri           President, Chief Operating Officer
                              and Director

/s/ William E. Sullivan
-------------------------
William E. Sullivan         Executive Vice President, Chief
                              Financial Officer and Director
                              (Principal Financial Officer and
                              Principal Accounting Officer)

     SIGNATURE              TITLE
     ---------              -----


/s/ Daniel W. Cummings
-------------------------
Daniel W. Cummings          Co-President - LaSalle Advisors
                              Capital Management, Inc. and
                              Director


/s/ Charles K. Esler
-------------------------
Charles K. Esler            Vice-Chairman - LaSalle Partners
                              Management Services, Inc. and
                              Director


/s/ M. G. Rose
-------------------------
M. G. Rose                  President, Tenant Representation
                              Division - LaSalle Partners
                              Corporate & Financial Services, Inc.
                              and Director


/s/ Lynn C. Thurber
-------------------------
Lynn C. Thurber             Co-President - LaSalle Advisors
                              Capital Management, Inc. and
                              Director


/s/ Earl E. Webb
-------------------------
Earl E. Webb                Managing Director, Investment
                              Banking Division - LaSalle Partners
                              Corporate & Financial Services,
                              Inc. and Director


/s/ Darryl Hartley-Leonard
--------------------------
Darryl Hartley-Leonard      Director


/s/ Thomas C. Theobald
-------------------------
Thomas C. Theobald          Director


/s/ John R. Walter
-------------------------
John R. Walter              Director

                             EXHIBIT INDEX



Exhibit No.      Description of Exhibit
-----------      ----------------------

     2.1 Purchase and Sale Agreement, dated as of October 21,1998, as amended, with respect to the acquisition by LaSalle Partners of the JLW Parent Companies operating in Europe and the U.S.A. (the "Europe/USA Agreement") (incorporated by reference to Exhibit 10.1 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

     2.2 Purchase and Sale Agreement, dated as of October 21,1998, as amended, with respect to the acquisition by LaSalle Partners of the JLW Parent Companies operating in Australia and New Zealand (the "Australasia Agreement") (incorporated by reference to Exhibit 10.2 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

     2.3 Purchase and Sale Agreement, dated as of October 21,1998, as amended, with respect to the acquisition by LaSalle Partners of the JLW Parent Companies operating in Asia (the "Asia Agreement") (incorporated by reference to Exhibit 10.3 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

     2.4 Form of Purchase and Sale Joinder Agreement, dated as of October 21, 1998, by and among LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Europe/USA Agreement (incorporated by reference to Exhibit 10.4 to the Current Report of the Company, dated October 22, 1998 (filed December 9,
1998)).

     2.5 Form of Purchase and Sale Joinder Agreement, dated as of October 21, 1998, by and among LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Australasia Agreement (incorporated by reference to Exhibit 10.5 to the Current Report of the Company, dated October 22, 1998 (filed December 9,
1998)).

     2.6 Form of Purchase and Sale Joinder Agreement, dated as of October 21, 1998, by and among LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Asia Agreement (incorporated by reference to Exhibit 10.6 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

     2.7 Form of Indemnity and Escrow Agreement, dated as of October 21, 1998, by and among LaSalle Partners, certain subsidiaries of LaSalle Partners and each of the shareholders selling equity interests in the JLW Parent Companies under the Europe/USA Agreement, the Australasia Agreement and the Asia Agreement (incorporated by reference to Exhibit 10.7 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

     2.8 Form of Stockholder Agreement, dated as of October 21, 1998, by and among LaSalle Partners and each of the persons receiving shares of LaSalle Partners common stock under the Europe/USA Agreement, the Australasia Agreement and the Asia Agreement (incorporated by reference to Exhibit 10.8 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

     2.9 Form of Stockholder Agreement, dated as of October 21,1998, by and among LaSalle Partners and each of the partners of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership who is an employee of LaSalle Partners and who will be receiving shares of LaSalle Partners Common Stock in connection with the dissolution of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (incorporated by reference to
Exhibit 10.9 to the Current Report of the Company, dated October 22, 1998 (filed December 9, 1998)).

     4.1 Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

     4.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

     4.3 Form of certificate representing shares of Common Stock (incorporated by reference to Exhibit 4.01 to the Company's Registration Statement on Form S-1 (Registration No. 333-25741)).

     5.1*        Opinion and consent of Skadden, Arps, Slate, Meagher &
Flom (Illinois).

     5.2*        Opinion and consent of Piper & Marbury L.L.P.

     23.1 Consent of KPMG LLP, independent auditors (with respect to LaSalle Partners and The Compass Group).

     23.2 Consent of Deloitte & Touche, independent auditors (with respect to Jones Lang Wootton (the English Partnership and Subsidiaries)).

     23.3 Consent of Deloitte & Touche, independent accountants (with respect to Jones Lang Wootton - Irish Practice).

     23.4 Consent of Ernst & Young, independent auditors (with respect to Jones Lang Wootton Scotland).

     23.5 Consent of KPMG, independent auditors (with respect to JLW Asia Holdings Limited and subsidiaries).

     23.6 Consent of Coopers & Lybrand, independent auditors (with respect to JLW Property Consultants Pte Ltd.).

     23.7 Consent of Ernst & Young, independent auditors (with respect to JLW Australia Group).

     23.8 Consent of PriceWaterhouseCoopers, LLP, independent auditors (with respect to The Compass Companies and The Yarmouth Group Property Management, Inc.).

     23.9 Consent of KPMG, independent auditors (with respect to Lend Lease Property Management (Australia) Pty Limited).

     23.10*      Consent of Skadden, Arps, Slate, Meagher & Flom
(Illinois) (included in Exhibit 5.1).

     23.11*      Consent of Piper & Marbury L.L.P. (included in
Exhibit 5.2).

     24.1 Power of Attorney (included on the signature page hereto).

     --------------------

          *  To be filed by Amendment.